Plethico Pharmaceuticals Limited Completes $80.8 Million Acquisition of Natrol, Inc.

FOR IMMEDIATE RELEASE:

CHATSWORTH, CA. -- December 28, 2007 -- Natrol, Inc. (Nasdaq: NTOL), a leading manufacturer and marketer of nationally branded nutritional products, announced today that Nutra Acquisition Company, Inc., an indirect subsidiary of Plethico Pharmaceuticals Limited, a public limited company incorporated under the laws of India, has successfully completed its cash tender offer for outstanding shares of Natrol’s common stock at $4.40 net per share in cash.

On November 18, 2007, Natrol entered into a merger agreement with Plethico and Nutra Acquisition providing for Plethico’s two-step acquisition of Natrol. Pursuant to the merger agreement, on November 27, 2007 Nutra Acquisition commenced a cash tender offer to purchase all outstanding shares of Natrol’s common stock at $4.40 net per share.

The tender offer expired by its terms and was successfully completed at 5:00 p.m., New York City time, on Thursday, December 27, 2007. Nutra Acquisition has accepted for payment all shares of common stock that were validly tendered and not withdrawn prior to expiration of the tender offer, and the cash payment for such shares will be made promptly.

Based upon information obtained from the depositary for the tender offer, as of yesterday at 5:00 p.m., New York City time, a total of 13,108,619 shares of common stock, which in the aggregate represented approximately 91.9% of Natrol’s then outstanding shares of common stock, were validly tendered and not withdrawn in the tender offer, and an additional 63,245 shares were tendered by notice of guaranteed delivery.

Nutra Acquisition successfully acquired in the tender offer a sufficient number of Natrol shares to enable Plethico to effect a so-called “short-form” merger of Nutra Acquisition into Natrol under Delaware law, without any vote or other action by those Natrol stockholders who elected not to participate in the tender offer. As a result of the merger, all outstanding shares of Natrol common stock (not tendered and purchased in the tender offer) were converted into the right to receive $4.40 per share in cash, without interest thereon and less any required withholding taxes, subject to the rights of holders thereof to demand appraisal of the “fair value” of their shares of common stock under applicable Delaware law. December 28, 2007 has been established as the record date under applicable Delaware law for all holders of record of Natrol’s common stock who desire to demand appraisal of the “fair value” of their shares. An information statement and other materials, including a copy of the complete text of Delaware's appraisal statute and a description of the procedures to validly demand and perfect appraisal rights will be disseminated promptly to all such holders.

As a further result of the merger, Natrol has become an indirect subsidiary of Plethico, Natrol’s common stock no longer will be listed and traded on the Nasdaq Global Market and Natrol no longer will be required to file periodic reports and other information with the Securities and Exchange Commission.

Morgan Joseph & Co. Inc. served as financial advisor to Natrol and international law firm, Greenberg Traurig, LLP, acted as Natrol’s public M&A counsel.

About Natrol -- Nourishing the Potential of Mind and Body (SM)

Natrol, Inc. (Nasdaq: NTOL), headquartered in Chatsworth, CA, has a portfolio of health and wellness brands representing quality nutritional supplements, functional herbal teas, and sports nutrition products. Established in 1980, Natrol’s portfolio of brands includes: Natrol®, MRI, Prolab®, Laci Le Beau®, Promensil®, Trinovin®, Nu Hair® and Shen Min®. The company also manufactures supplements for its own brands and on behalf of third parties.

Natrol distributes products nationally through more than 54,000 retailers, as well as internationally in over 40 other countries through distribution partners and subsidiaries in the UK and Hong Kong. Natrol’s dedication to quality is evidenced by its commitment to high manufacturing standards, earning the company an “A” rating from the Natural Products Association’s Good Manufacturing Practices (“GMP”) Certification Program -- a designation achieved by less than ten percent of U.S. nutrition companies. For more information, visit www.Natrol.com.

About Plethico Pharmaceuticals Limited

Plethico Pharmaceuticals Limited (BSE: 532739.BO: PLETHICO), a herbal/nutraceutical focused Indian company, engages in the manufacture, marketing and distribution of pharmaceutical and allied healthcare products in India and internationally. The company’s product portfolio includes: herbal health care products, such as Travisil® and Mountain Herbz® food supplements; consumer healthcare products and neutraceuticals, which include sports nutrition (Coach’s Formula®), confectionary (Byte®, Actifresh®), pharma/OTC (Effertabs®, Therasil®) and pharmaceutical formulations. The Company today operates in Commonwealth of Independent States (CIS), Africa, South East Asia, Latin America and certain gulf countries. Plethico was founded in 1991 and has its Registered office in Indore (Madhya Pradesh) and has its corporate office in Mumbai, India.

Forward-looking statements

The statements made in this press release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. As a result of a number of factors, our actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause our actual results to differ materially from those in the forward-looking statements include, without limitation those factors set forth under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2006, and in our other filings with the SEC. Natrol is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:
Natrol, Inc.	ICR (Investor Relations)
Wayne M. Bos, 818-739-6000	James Palczynski, 203-682-8229